Supplement dated October 30, 2017

to the pricing supplement dated September 28, 2017,
product supplement EQUITY INDICES SUN-1 dated July 28, 2016, prospectus supplement dated July 18, 2016, and prospectus dated July 18, 2016
(together, the “Note Prospectus”)

Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-212571

Barclays Bank PLC

Global Medium-Term Notes, Series A

Market-Linked Step Up Notes
Linked to the Dow Jones Industrial Average®, due September 25, 2020

CUSIP: 06746M602

(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the pricing supplement (the “Pricing Supplement”), dated September 28, 2017 and filed with the Securities and Exchange Commission (the “SEC”) on October 2, 2017, as the lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period (subject to adjustment under certain circumstances in the event of a Market Disruption Event). The closing level of the Market Measure on September 28, 2017, the first day of the Starting Value Determination Period, was 22,381.20.

The Starting Value Determination Period concluded on October 30, 2017. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 22,381.20, which was the closing level of the Market Measure on September 28, 2017.

Therefore, the Starting Value and the Threshold Value for the notes is 22,381.20, and the Step Up Value is 26,006.95 (116.20% of the Starting Value, rounded to two decimal places).

The notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page TS-7 of the Pricing Supplement, on page PS-7 of product supplement EQUITY INDICES SUN-1, and on page S-7 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated September 28, 2017:

https://www.sec.gov/Archives/edgar/data/312070/000095010317009499/dp81180_424b2-1411baml.htm

•	Product supplement EQUITY INDICES SUN-1 dated July 28, 2016: https://www.sec.gov/Archives/edgar/data/312070/000110465916135052/a16-14463_41424b3.htm

•	Series A MTN prospectus supplement dated July 18, 2016: https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•	Prospectus dated July 18, 2016: https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Our Central Index Key, or CIK, on the SEC website is 312070. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.